EXHIBIT 12.1

              Computations of Ratios of Earnings to Fixed Charges

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                 THE CIT GROUP HOLDINGS, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

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                                                               Year Ended December 31,
                                               -------------------------------------------------------
                                                 1993        1992        1991        1990        1989
                                                ------      ------      ------      ------      ------
                                                             (Dollar Amounts in Thousands)

Net income....................................   $182,308   $162,300   $150,128   $134,122   $126,156
Provision for income taxes....................    128,489    105,311    100,032     76,995     72,722
Extraordinary item--loss on early
  extinguishment of debt, net of income
  tax benefit.................................       --        4,241      1,325      5,937       --


Cumulative effect of a change in accounting
  for income taxes............................      --          --          --     (20,350)      --

Earnings before provision for income taxes and
  extraordinary item and cumulative
  effect of a change in accounting for           --------   --------   --------   --------   --------
  income taxes ...............................    310,797    271,852    251,485    196,704    198,878
                                                 --------   --------   --------   --------   --------
Fixed Charges:
  Interest and debt expenses on indebtedness .    508,006    552,017    709,373    711,645    694,280
  Interest factor--one-third of rentals on
    real and personal properties .............      8,001      8,278      8,368      7,832      6,537
                                                 --------   --------   --------   --------   --------

  Total fixed charges ........................    516,007    560,295    717,741    719,477    700,817
                                                 --------   --------   --------   --------   --------
    Total earnings before provisions for
      income taxes, extraordinary item,
      cumulative effect of a change in
      accounting for income taxes, and
      fixed charges ..........................   $826,804   $832,147   $969,226   $916,181   $899,695
                                                 ========   ========   ========   ========   ========

Ratio of Earnings to Fixed Charges ...........       1.60       1.49       1.35       1.27       1.28

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                                                                               Nine Months Ended
                                                                                 September 30,
                                                                           --------------------------
                                                                                   (unaudited)
                                                                              1994           1993
                                                                           -----------    -----------


Net income.............................................................    $ 151,593        $ 137,584
Provision for income taxes.............................................       94,609          104,730
                                                                           ---------        ---------

Earnings before provision for income taxes..............................     246,202          242,314
                                                                           ---------        ---------
Fixed Charges:
  Interest and debt expense on indebtedness.............................     437,444          379,201
  Interest factor--one-third of rentals on real and personal properties.       5,857            5,924
                                                                           ---------        ---------
Total fixed charges.....................................................     443,301          385,125
                                                                           ---------        ---------
Total earnings before provision for income taxes and fixed charges......    $689,503         $627,439
                                                                            ========         ========
Ratio of earnings to fixed charges......................................        1.56             1.63
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